UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2009

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32501	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121
(Address of principal executive offices, with zip code)

(858) 458-0900
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

[e]           Compensatory Arrangements of Certain Executive Officers.

Elimination of 2008 Cash Incentive Bonuses.  On January 29, 2009, our Compensation Committee determined that no cash bonuses would be awarded to our executive officers for 2008 due to the challenging economic environment. The Compensation Committee had previously frozen the salaries of the Company’s top three executives for 2008 and has frozen the salaries for all of its officers at least through November of 2009.  In an effort to partially compensate for this reduction in cash compensation to the Company’s executives, the Compensation Committee has elected to modestly increase the size of the equity based compensation issued to these individuals.

Equity Compensation. On January 29, 2009, the Compensation Committee issued to Mr. Calhoun, Dr. Hedrick, Mr. Saad, Mr. Shirahama and Mr. Reuter options to purchase up to 100,000, 75,000, 70,000, 65,000 and 40,000 shares of our common stock, respectively, all with 48-month vesting schedules pursuant to the Company’s 2004 Equity Incentive Plan.

We expect Mr. Calhoun, Dr. Hedrick, Mr. Saad, Mr. Shirahama and Mr. Reuter to be our “named executive officers” by virtue of their status as our Principal Executive / Principal Financial Officers, and/or based upon their total compensation received for fiscal 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: February 2, 2009	By: /s/ Christopher J. Calhoun
Christopher J. Calhoun
Chief Executive Officer

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